Exhibit 99.1
Press Release
First Solar Completes Acquisition of OptiSolar’s Photovoltaic Project Pipeline
Tempe, Ariz. — April 3, 2009 — First Solar, Inc. (Nasdaq: FSLR) today announced that it has completed its acquisition of OptiSolar’s photovoltaic project pipeline. First Solar expects to construct the solar power plants developed under the pipeline over the next several years and sell them to a combination of regulated utilities, diversified energy companies and other independent power producers.
In addition, the core development team responsible for assembling and executing on the solar project pipeline has joined the First Solar development team. First Solar acquired all of OptiSolar’s project development business in an all-stock transaction valued at approximately $400 million. As a result of the closing today, First Solar will issue approximately 3 million shares of common stock representing a dilution of about 3.5 percent. This is less than the approximate 5 percent dilution expected when the acquisition was announced, due to recent appreciation in the price of shares of the Company’s common stock.
About First Solar
First Solar, Inc. (Nasdaq: FSLR) manufactures solar modules with an advanced semiconductor technology and provides comprehensive photovoltaic (PV) solutions that significantly reduce solar electricity costs. By enabling clean, renewable electricity at competitive prices, First Solar provides an economic and environmentally responsible alternative to existing peaking fossil-fuel electric generation. First Solar PV power plants operate with no water or air emissions, and no waste stream. First Solar set the benchmark for environmentally responsible product life cycle management by introducing the industry’s first comprehensive collection and recycling program for solar modules. From raw material sourcing through end-of-life collection and recycling, First Solar is focused on creating cost-effective renewable energy solutions that protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com, or www.firstsolar.com/media to download photos.
For First Solar Investors
This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company’s business involving the company’s products, their development and distribution, economic and competitive factors and the company’s key strategic relationships and other risks detailed in the company’s filings with the Securities and Exchange Commission. Some important risks specific to the acquisition include the satisfaction of closing conditions for the acquisition and the possibility that the transaction may not be completed, and potential difficulties associated with integrating the acquired project businesses into First Solar’s existing operations. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.
SOURCE: First Solar, Inc.
Contact
Lisa Morse
602-414-9361
media@firstsolar.com